Exhibit 99.2
Transcript of Ric Kayne Proxy Solicitation Video

Available at www.SaveAthira.com as of April 27, 2022
Time: 7 minutes, 10 seconds

FEMALE VOICEOVER:
The regeneration of damaged brain tissue. That’s the promise of a potential new drug by Athira Pharma called 1017. It’s why we all invested. A once-in-a-generation opportunity. But we can’t let the company’s unqualified leadership team allow Athira’s promise to slip through our fingers.
What Happened?
RIC KAYNE:
Poor board decision making and failed management.
FEMALE VOICEOVER:
Ric Kayne has founded investment firms with nearly a hundred billion dollars under management throughout his career. He owns four-point eight percent of Athira, and initially invested more than six years ago. Ric wants only what is best for Athira and to give 1017 the greatest chance of success. He is not now, nor has he ever been an activist investor.  But based on numerous recent missteps by Athira’s Board and leadership, he believes urgent change is needed at the company.
RIC KAYNE:
I see families hurting and Athira’s stock languishing when neither may be necessary. I’m concerned about 1017’s clinical trials. We need the A-Team in there. My goals are to bring professionalism to the Athira board and to instigate a proper search for a new management team with the right credentials and experience to oversee our most important clinical trials.
FEMALE VOICEOVER:
This board has made serious mistakes. Without a proper search process, they replaced the company’s founder with Dr. Mark Litton, an executive with zero experience overseeing clinical trials. His only operational experience was eight months as president and COO of a biotech company, before he was fired.
RIC KAYNE:
In my view, Dr. Litton has no business being the CEO of a company on the cusp of a breakthrough drug like 1017.
FEMALE VOICEOVER:
Dr. Litton misrepresented his academic credentials in Athira’s SEC filings. Eight months after Dr. Litton was promoted, the stock had fallen more than forty-nine percent, far more than the biotech index during that time. Yet, this board rewarded Dr. Litton with a substantial raise, bonus, and golden parachute protection in the case of a change of control.

© Copyright 2022, Strategic Perception Inc.

RIC KAYNE:
Litton was passed over or terminated at other places he worked, so why did this board take a chance when nobody else would?
FEMALE VOICEOVER:
The lack of corporate governance of Athira is astounding. It has a staggered board, no majority voting policy. Shareholders can’t act by written consent or call a special meeting. Most of the independent directors have no meaningful direct investment in the company aside from the shares they are granted for sitting on the board. They have no “owner mentality” and are not vested in the company’s outcome. This includes the board chairwoman, who has no biotech, clinical trial, or scientific experience. In fact, before Ric Kayne started pushing for change, there was very little clinical trial or scientific experience on the board at all.
FEMALE VOICEOVER:
Mismanagement by incumbent Athira leadership threatens to derail the potential of ATH-1017.
PATRICIA GALLOWAY:
A few years ago, I had to watch the rapid decline in my husband from Alzheimer’s. It was agonizing. Jim couldn’t drive, he couldn’t even make coffee. They said he might live five years. We were selected for clinical trials of Athira’s 1017. It was a miracle. Jim came back to me. We laughed, traveled, he made coffee… I’d say he was ninety percent back. Until the trial ended. Then we saw him decline over the next thirty, sixty, ninety ...  I lost him again. Then we got the extension, and we saw a real improvement in Jim’s condition. As the first extension was nearing an end, and the drug was having a real impact, we begged the company to plan a second extension. The company made a decision not to obtain a second extension, which would have allowed Jim and other patients to continue taking 1017. Then I found Ric Kayne, told him our story, and he pushed the board to extend it again. But why did we have to push? What kind of company does that?
RIC KAYNE:
Joe Edelman, an Athira director standing for re-election, told me two things: One, further Open Label extension would be “too expensive” and second, the FDA already had plenty of safety data and didn't need more. I said to him, “Are you kidding me?”
PATRICIA GALLOWAY:
Even though they agreed to do a second extension after Ric’s efforts, Jim is still without the drug because we’re waiting on paperwork. We, and every other patient in this trial, should be eternally grateful to Ric Kayne for his efforts on our behalf.

© Copyright 2022, Strategic Perception Inc.

RIC KAYNE VOICEOVER:
Athira was the brainchild of a truly remarkable woman, Dr. Leen Kawas. She co-founded Athira and co-developed 1017.
RIC KAYNE:
She raised hundreds of millions of dollars in the public markets and was instrumental in the success of the clinical 1B trials. Yet this board inexplicably concluded that the alteration of images in graduate research papers over a decade ago warranted her resignation.
FEMALE VOICEOVER:
Joe Harding, Dr. Kawas’s graduate supervisor at Washington State, and a co-founder of Athira, said, “I vehemently disagree with the decision of Athira’s board to dismiss Leen.” He said, “The core quantitative data … was not altered in any way,” so her mistake was “completely immaterial” and “had no bearing on her impeccable performance as Athira’s CEO.”  “In my mind, the entire situation regarding the blot pictures was a mountain out of a molehill; something I have articulated many times.”
RIC KAYNE:
For the avoidance of doubt, and despite what the company may spin, my efforts here are not about bringing Leen Kawas back. It’s about making certain that the mistakes of this board are not repeated in the future and that 1017 has its best chance to shine. It’s too important.
RIC KAYNE VOICEOVER:
I am asking you to vote for our slate of directors at the Company’s upcoming annual meeting. I’m a nominee as well as George Bickerstaff, the former Chief Financial Officer of pharmaceutical giant Novartis Pharma. George brings extensive financial and operational experience in the healthcare, pharmaceutical and information technology industries, along with expertise in accounting and regulatory matters.
RIC KAYNE:
Our slate means a new management team, proper board governance, and giving 1017 the maximum chance of reaching its potential. So that the suffering of those inflicted with the disease and their families might end. Make no mistake, for 1017 to be most impactful, we must first change the board ... and management.
www.SaveAthira.com
Vote the BLUE proxy card

© Copyright 2022, Strategic Perception Inc.

Disclaimer
The views expressed in the solicitation materials referenced herein and/or attached hereto represent the opinions of Richard A. Kayne and certain of his affiliates (collectively, the “Kayne Entities”) that hold shares of Athira Pharma, Inc. (“Athira” or the “Company”) and are based on publicly available information with respect to the Company.  The Kayne Entities and the other participants in the Kayne Entities’ solicitation are collectively referred to herein as the “Participants”.  The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with their conclusions.  The Participants reserve the right to change any of their opinions expressed in any of the solicitation materials at any time as they deem appropriate.
The solicitation materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security.  The solicitation materials do not constitute a recommendation to purchase or sell any security.  Each of the Kayne Entities beneficially owns, and/or has an economic interest in, securities of the Company.  It is possible that there will be developments in the future that cause the Kayne Entities from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.
Although the Participants believe the statements made in the solicitation materials are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication any of them may make with respect to the Company and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein).  Thus, shareholders and others should conduct their own independent investigation and analysis of such statements and communications and of the Company and any other companies to which those statements or communications may be relevant.
The solicitation materials may contain links to articles and/or videos (collectively, “Media”).  The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinions of the Participants.
The Participants have not sought or obtained consent from any third party to use any statements or information contained in the solicitation materials. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein or therein. All trademarks and trade names used in any solicitation materials are the exclusive property of their respective owners.
Additional Information
On April 11, 2022, Mr. Kayne, together with the other Participants, filed a definitive proxy statement (the “Definitive Proxy Statement”) and an accompanying BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to solicit votes for the election of their slate of highly qualified director nominees at the 2022 annual meeting of the stockholders of the Company.
THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN.  THE DEFINITIVE PROXY STATEMENT AND SUCH OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND ARE ALSO AVAILABLE AT NO CHARGE ON REQUEST FROM THE PARTICIPANTS’ PROXY SOLICITOR, HARKINS KOVLER, LLC AT (800) 339-9883 OR VIA EMAIL AT ATHA@HARKINSKOVLER.COM.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in the solicitation materials are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Participants’ control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.
Important factors that could cause actual results to differ materially from the expectations set forth herein include, among other things, the factors identified in the Company’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.